SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ]Confidential, for Use of the Commission only (as permitted by Rule
   14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              DOCUCON, INCORPORATED
                (Name of Registrant as Specified in its Charter)
      ---------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): [ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1. Title of each class of securities to which transaction applies:
      2. Aggregate number of securities to which transaction applies:
      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      4. Proposed maximum aggregate value of transaction:
      5. Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1. Amount Previously Paid:
      2. Form, Schedule or Registration Statement No.:
      3. Filing Party:
      4. Date Filed:

                                       1.

                              DOCUCON, INCORPORATED
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 2000

      The annual meeting of Stockholders of Docucon, Incorporated (the "Company" or "Docucon") will be held at The Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania, 19355, on Friday, May 19, 2000, at 9:30 a.m., E.D.T., for the following purposes:

      1. To elect six Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

      2. To approve the sale of substantially all operating assets of the Company.

      3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      Stockholders of record at the close of business on March 24, 2000 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

      If you cannot attend the Annual Meeting in person, please date and execute the accompanying Proxy and return it promptly to the Company. If you attend the Annual Meeting, you may revoke your Proxy and vote in person if you desire to do so, but attendance at the Annual Meeting does not of itself serve to revoke your Proxy.

      Dated as of April 17, 2000.


                                                RALPH BROWN
                                                Secretary

                                       2.

                           QUESTIONS AND ANSWERS ABOUT
                             THE COMPANY'S PROPOSALS

Q.  WHO IS SOLICITING MY PROXY?

A.  The Board of Directors of Docucon, Incorporated.

Q.  WHERE AND WHEN IS THE STOCKHOLDERS' MEETING?

A. 9:30 a.m., E.D.T., Friday, May 19, 2000, at The Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania 19355.

Q.  WHAT AM I VOTING ON?

    Two items: (1) the election of directors and (2) the sale of substantially all of the assets of the Company. TAB Products Co. ("TAB") will pay at closing cash equal to the net book value of substantially all of the operating assets of the Company as of the date of closing plus $1,900,000.00 (less interim funding provided by TAB) and assume substantially all of the operating liabilities of the Company as of the date of closing. See "Summary of the Asset Purchase Agreement" and "Pro Forma Financial Data".

Q.  WHY SHOULD DOCUCON SELL THE ASSETS?

A. The Board of Directors of the Company has thoroughly considered the advantages and disadvantages of selling the assets at this time. As described in greater detail in this Proxy Statement, the Board believes that it is in the best interests of the stockholders and this Company to convert the assets of the Company into cash, discharge further liabilities of the Company, distribute cash to the stockholders to the extent available, and wind up the Company's affairs.

Q.  HOW DO I KNOW IF DOCUCON IS RECEIVING FAIR VALUE FOR THE ASSETS?

A. Based on a variety of factors including but not limited to (i) the current financial condition and future prospects for the Company, including the prospect of a possible Chapter 11 reorganization proceeding, and (ii) the survey of possible alternatives to the transaction, the Board believes that the consideration to be received from TAB for the sale of the assets is fair.

Q. WILL ANY OF THE MONEY RECEIVED FROM THE TRANSACTION BE DISTRIBUTED TO THE COMPANY'S STOCKHOLDERS?

A. If the proposed sale is consummated, the Company intends to make an initial distribution of approximately $0.10 per common share to stockholders. Thereafter, depending upon various contingencies, a final distribution may be made to stockholders.

Q.  WILL STOCKHOLDERS HAVE APPRAISAL RIGHTS?

A. No. Stockholders of Docucon will not have appraisal rights as a result of this transaction.

                                       3.

Q.  WHAT SHOULD STOCKHOLDERS DO NOW?

A. Stockholders should mail their signed and dated proxy card in the enclosed envelope, as soon as possible, so that their shares will be represented at the Docucon stockholders' meeting.

Q.  CAN STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED A SIGNED PROXY
    CARD?

A. Yes. Stockholders can change their vote in one of three ways at any time before their proxies are used. First, stockholders can revoke their proxies by written notice. Second, stockholders can complete new, later-dated proxy cards. Third, stockholders can attend the stockholders' meeting and vote in person.

Q.  HOW ARE SHARES HELD IN A BROKER'S NAME VOTED?

A. Brokers will vote shares nominally held in their name (or in what is commonly called "Street name") only if the beneficial stockholder provides the broker with written instructions on how to vote. Absent such instructions, these shares will not be voted. Stockholders are urged to instruct their brokers in writing to vote shares held in street name for the proposed transaction.

Q.  WHOM SHOULD STOCKHOLDERS CALL WITH QUESTIONS?

    Docucon stockholders who have questions about the transaction should call Douglas P. Gill or Warren D. Barratt, the Company's President/CEO and Chief Financial Officer, respectively, at (610) 240-9600.

                                       4.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This Proxy Statement contains forward-looking statements including statements containing the words "believes," "anticipates," "expects," "intends" and words of similar import. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that the Company believes might cause such differences include those specific risks that are discussed in the cautionary statements accompanying the forward-looking statements in this Proxy Statement and in the Risk Factors detailed in the Company's previous filings with the Securities and Exchange Commission (the "Commission"). In assessing forward-looking statements contained herein, stockholders are urged to read carefully all cautionary statements contained in this Proxy Statement and in those other filings with the Commission.

                              DOCUCON, INCORPORATED
                          PROXY STATEMENT INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of Proxies by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 19, 2000 or any adjournment thereof. This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy are being mailed to Stockholders on or about April 18, 2000.

      The Company's principal executive offices are located at 20 Valley Stream Parkway, Suite 140, Malvern, Pennsylvania 19355. The Company's telephone number is (610) 240-9600.

      As to all matters that may come before the Annual Meeting, each stockholder will be entitled to one vote for each share of Common Stock of the Company held by him at the close of business on March 24, 2000. The holders of a majority of the shares of Common Stock of the Company presented in person or by proxy and entitled to vote will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. At March 24, 2000, the record date for the Annual Meeting, there were 3,508,767 shares of Common Stock outstanding and seven (7) shares of Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") outstanding, each share of which is entitled to cast 8,333 votes as Common Stock. With respect to references to votes to be taken at the Annual Meeting of the Stockholders herein, the term "Common Stock" shall include the Company's Common Stock and the shares of Common Stock into which the outstanding Series A Preferred Stock may be converted, and with respect to which the holders of such Preferred Stock are entitled to vote. Thus, the equivalent number of shares entitled to vote at the Annual Meeting of Stockholders is 3,567,098 (3,508,767 shares of Common Stock and 58,331 shares of Common Stock obtainable upon conversion of Series A Preferred Stock).

      The purposes of the Annual Meeting of Stockholders are to (a) elect a Board of Directors to serve until the next Annual Meeting of Stockholders and
(b) to approve the sale of substantially all the Company's assets. The Company is not aware at this time of any other matters that will come before the Annual Meeting. The approval of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for election of nominees as Directors of the Company and for approval of the proposed sale of assets. A quorum equal to a majority of the outstanding Common Stock must be present in person or by proxy at the Annual Meeting in order to elect Directors and approve the asset sale.

      All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for Director, FOR the proposal to sell substantially all of the Company's assets and in accordance with the proxy-holders' best judgment as to any other matters raised at the Annual Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of establishing a

                                       6.

quorum with respect to the proposals to which they apply. Abstention votes will be counted as voted AGAINST the proposals with respect to which they apply. Broker non-votes will not be considered as either FOR or AGAINST votes with respect to the proposals to which they apply. A form of Proxy for use at the Annual Meeting is also enclosed. A stockholder may revoke any such Proxy at anytime before it is exercised by either giving written notice of such revocation to the Secretary of the Company or submitting a later-dated Proxy to the Company prior to the Annual Meeting. A stockholder attending the Annual Meeting may revoke his Proxy and vote in person if he desires to do so, but attendance at the Annual Meeting will not of itself revoke the Proxy.

PROPOSALS BY STOCKHOLDERS

      Any proposals by stockholders of the Company intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's Proxy Statement and form of Proxy by December 17, 2000.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

      At the Annual Meeting, six Directors are to be elected. The Bylaws of the Company permit the Board of Directors to determine the number of Directors of the Company. Unless other instructions are specified, the enclosed Proxy will be voted in favor of the persons named below to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. In the event any of the nominees shall be unable to serve as a Director, it is the intention of the persons designated as proxies to vote for substitutes selected by the Board of Directors. The Board of Directors of the Company has no reason to believe that any of the nominees named below will be unable to serve if elected.

      The following table sets forth certain information concerning the six nominees for Director of the Company:

                              PRINCIPAL OCCUPATION
                                 AND ALL POSITIONS                DIRECTOR
NAME                 AGE          WITH THE COMPANY                 SINCE
----                 ---        --------------------               -----
Edward P. Gistaro    64         Chairman of the Board               1988

Douglas P. Gill      51         President and Chief                 1998
                                Executive Officer

Ralph Brown          66         Attorney, San Antonio,              1987
                                Texas, Secretary and Director

                                       7.

Al R. Ireton         65         Chairman,                           1993
                                Manchester Partners and Director


Chauncey E. Schmidt  68         Chairman, C.E. Schmidt              1993
                                & Associates and Director

Robert W. Schwartz   54         Managing Director, Schwartz         1998
                                Heslin Group, Inc., and Director


      Edward P. Gistaro has served as Chairman of the Board since 1990. He served as Chief Executive Officer of the Company from June 1988 until April 1998. Pursuant to Mr. Gistaro's retirement, the Board requested that he continue to serve as Chairman, and he accepted. Mr. Gistaro also served as President of the Company from July 1988 until March 1991. Mr. Gistaro was employed by Datapoint Corporation, a company involved in the manufacturing of computer systems, in various managerial positions from 1973 to 1987. From 1982 to 1985, Mr. Gistaro served as the President and Chief Operating Officer of Datapoint Corporation, and he served from 1985 to 1987 as its President and Chief Executive Officer.

      Douglas P. Gill was named President and Chief Executive Officer and elected as a Director of the Company in April 1998. Mr. Gill was a general partner of Foster Management Company, a venture capital firm, from 1994 until 1998. From 1984 to 1994, Mr. Gill served as First Vice President of Janney Montgomery Scott, Inc., a regional investment banking and brokerage firm, and in various management capacities at Scott Paper Company from 1975 to 1984. Mr. Gill also served as a senior auditor at Arthur Andersen & Co. (now LLP) from 1972 to 1975.

      Ralph Brown, an attorney in private practice since 1968, has served as a Director and as Secretary of the Company since May 1987. From 1987 to 1989, he served also as Treasurer of the Company. Mr. Brown has also served since 1975 as President of Cherokee Ventures, Inc., a real estate leasing firm, since 1978 as President of East Central Development Corporation and since 1982 as President of Southeast Suburban Properties, Inc. The latter two businesses are real estate development firms.

      Al R. Ireton was elected as a Director of the Company in May 1993. Mr. Ireton has been Chairman of Manchester Partners, an investment and growth strategy advisory organization providing capital and strategic assistance to growing companies, since October 1988. From 1985 through September 1988, he served as President and Chief Executive Officer of Texet Corporation, a desktop publishing company.

      Chauncey E. Schmidt was elected as a Director of the Company in February 1993. He has been Chairman of C. E. Schmidt & Associates, an investment firm, since April 1989. From 1987 to March 1989, he was Vice Chairman of the Board of AMFAC, Inc., a New York Stock Exchange-listed company engaged in diversified businesses. He has previously served as President of The First National Bank of Chicago and Chairman of the Board and Chief Executive

                                       8.

Officer of The Bank of California, N.A. Mr. Schmidt is on the Board of Trustees of the U. S. Naval War College Foundation and is active in several civic and charitable organizations.

      Robert W. Schwartz was elected as a Director of the Company in April 1998. Mr. Schwartz founded the Schwartz Heslin Group, Inc. ("SHG"), an investment banking firm, in 1985. As Managing Director of SHG, Mr. Schwartz specializes in corporate planning, finance and development. From 1980 to 1985, he was founder, President and Chief Executive Officer of Winsource, Inc., a high tech firm which packaged and marketed integrated telephone and computer systems. Mr. Schwartz served as President, Chief Operating Officer and Director of Coradian Corporation and as Vice President and Chief Financial Officer of Garden Way Manufacturing Corporation from 1975 to 1980 and 1970 to 1975, respectively.

      All nominees for Director are currently serving as Directors of the Company. Directors hold office until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified. Officers are reelected annually by the Board of Directors and serve at the discretion of the Board of Directors.

                                   PROPOSAL 2
                             APPROVAL OF ASSET SALE
GENERAL

      The proposed Asset Purchase Agreement (the "Agreement"), which was executed and delivered by the Company, TAB Products Co., and its wholly-owned subsidiary (collectively, referred to as "TAB"), on March 8, 2000, provides for the sale of substantially all of the operating assets of the Company, in exchange for the payment of $1,900,000 in cash, an additional amount of cash equal to the net book value of operating assets acquired as of the date of closing, and the assumption of substantially all operating liabilities of the Company as of the date of closing. In conjunction with this pending transaction, TAB has agreed to provide interim financing to the Company, which will be credited to the purchase price for the assets. As of April 6, 2000, TAB has provided interim financing in the amount of $825,000. As of the projected date of closing under the Agreement, the Company projects that cumulative interim funding provided by TAB shall amount to between $825,000 and $1,100,000.

DOCUCON, INCORPORATED

      The Company operates a business in the document management industry. Specifically, the Company provides services to its customers by converting documents to electronic format. If the proposed sale is approved by the stockholders and the sale of the assets to TAB is consummated, the Company will not have any operations.

                                       9.

TAB PRODUCTS COMPANY

      TAB is a leading document management company providing solutions that enable its customers to organize, control and find their documents. TAB's corporate office is located at 1400 Page Mill Road, Palo Alto, California 94304 and its telephone number is (650) 852-2400.

USE OF PROCEEDS

      If the proposed sale to TAB is approved and consummated, the Company intends to satisfy and discharge any expenses associated with the asset sale; satisfy and discharge retained liabilities (including interim funding from TAB); make an initial distribution to stockholders (representing an initial corporate contraction and resolution of affairs), which the Company estimates to be $0.10 per share; realize value, if any, from any remaining assets (which may include the Company's publicly traded "shell"); and thereafter, if funds are available, make a final distribution to stockholders in connection with winding up the Company's affairs. While the Company believes that additional funds will be available to make a final distribution to stockholders, there can be no assurance that such a distribution will in fact be made. Additionally, there can be no assurance that the Company's remaining assets will yield material value.

      Following the consummation of the sale to TAB, the stockholders of the Company will retain their equity interest in the Company. The asset sale will not result in any changes in the rights of the Company's stockholders.

BACKGROUND OF THE PROPOSED SALE

      In April 1998, the Board of Directors approved a turnaround plan for the Company which centered around reinvestment in and development of its document conversion business. In conjunction with this plan, in March 1999 the Company initiated the process of approaching the private financial markets to seek necessary capital to finance the Company's ongoing turnaround and growth plan. Although monthly sales prior to March 1999 had been disappointing, evidence was emerging that the pipeline of sales prospects was beginning to produce increased orders, higher levels of deliveries of source documents to the Company's operations center, and increased levels of production. Revenues for the month of March 1999 were approximately $450,000, which was roughly twice the revenues of either January or February 1999 and the average monthly revenues throughout 1998. As of the end of March 1999, the Company had cash balances of approximately $750,000, and was expecting to experience negative cash flows for at least the next several months.

      Having compiled various materials describing the Company, including confidential forecasts for use in discussions with private investors, management approached the private capital market for a total financing package of $3 to $4 million. It was expected that this total would consist of senior equity, senior debt and equipment lease financing and would be sufficient to fund the recovery of the Company as well as the anticipated expansion of operations in the Northeast. During late March, April, and May, the Company contacted numerous private equity investors (including venture capital firms, individual or "angel investors" and investment bankers), several commercial banks and equipment leasing firms.

                                       10.

      Throughout this period, the Company's operations continued to improve. As of the end of May, the prospects for near term increases in production and revenue were significantly enhanced by a major commitment from Kelly Air Force Base in San Antonio, Texas, and notification from a major systems integrator and business partner that the Company was part of a team that was awarded a $3.0 million contract. While management believed that the Company was well received by private investors in the market, it concluded that, because the positive financial results of the turnaround plan were so recent, the terms and conditions that the Company would receive in a financing would be enhanced by additional months of improved operating results as it was then forecasting. In addition, the Company had received a proposal from a commercial bank to finance its accounts receivable on an interim basis until it was ready to complete its planned longer-term financing. With improved operating prospects and an accounts receivable financing proposal, the Board of Directors approved entering into an agreement with Silicon Valley Bank ("SVB" or "the Bank") in June 1999 under which SVB would finance the Company's accounts receivable. The agreement with SVB provided for the Bank to advance up to 80% of the Company's outstanding accounts receivable and charge the Company at a rate of approximately 2.38% per month for the aggregate amount of such advances. The Company believed that this facility would provide sufficient financing for the short-term and thus give the Company time to realize the benefits of continued improvements in its operations in its discussions in the private financial markets.

      Although, when entering into the agreement with SVB, the Company planned to return to the financing project at the end of its 1999 third quarter, it continued in a dialogue with two parties who had expressed particular interest in the Company's prospects. One private equity firm with which the Company continued in dialogue visited the Company twice and hired a consultant to assist it in its due diligence review and analysis. Their activities continued through the end of July 1999 at which time it was agreed that discussions would resume at the end of the Company's third quarter.

      Near the end of September 1999, monthly revenue had grown to approximately $700,000 and the monthly negative cash flow had been significantly reduced. The Company had a cash balance of approximately $300,000 and outstanding advances from SVB of approximately $900,000. In addition, total accounts payable and accrued liabilities had increased to approximately $2.6 million. At this point, the Company reopened discussions with one previously interested party who shortly thereafter indicated that it would no longer pursue an investment in the Company because of other investments that it was considering. In addition, another private equity firm (unrelated to the two above referenced organizations) developed interest, but thereafter declined to proceed with further consideration.

      With diminished interest from the parties from whom the Company had previously obtained strong indications of interest, and with no other available options for short-term funding, in late September the Board of Directors approved terms of a "bridge loan" from two of its members in the aggregate amount of $325,000. Concurrent with this infusion of capital, members of senior management voluntarily deferred payment of between 50% and 100% of their

                                       11.

salaries to ease the pressure on the Company's cash position. With these two steps, the Company believed that it would have additional time to return to the private equity markets to obtain the funding that it had previously sought.

      During October, November and December of 1999, the Company contacted numerous other private equity investors (including venture capital firms, individual or "angel" investors and investment bankers). After several meetings and presentations, the Company encountered continued resistance from investors based on the "turnaround stage" of the business, the fact that the Company was primarily a government contractor rather than one with a "commercial mix" of business and the "penny stock" nature of the market for the Company's stock.

      In addition to contacting sources of private capital, the Company also engaged the services of Oak Tree Resources ("Oak Tree"), an advisory firm that specializes in the purchase and sale of document imaging services bureaus. The Company entered into an agreement with Oak Tree on October 21, 1999, under which Oak Tree was to contact potential buyers that might have an interest in acquiring the Company. Oak Tree contacted numerous potential buyers that it qualified as having the interest and financial capability to make such an acquisition. After providing these potential acquirers with confidential information on the Company, and after several conversations and meetings, the Company again encountered resistance due to the "turnaround stage" of the business, the dominance of its federal government mix of business and complications associated with acquiring a public company.

      On December 8, 1999 the Company entered into a "Letter of Intent" with a private equity partnership of individual investors to provide $1,500,000 in exchange for convertible preferred stock, convertible into 1,500,000 shares at a price of $1.00 per convertible share. Among other terms, this partnership required a majority of the seats on the Company's Board of Directors.

      Throughout this period, the Company's revenues declined from the levels that it had grown to in the 1999 third quarter due to: 1) a slowdown in the delivery of source documents associated with the delay in the agreement between the President and Congress on the fiscal 2000 Federal Budget, 2) a short-term diversion of customer funding for document management projects in favor of defensive activities related to "Y2K" concerns, 3) the physical move of the Company's operations to a new site to which the Company had been previously committed, 4) delays in the start date of several new contracts and 5) a seasonal slowdown for the Thanksgiving and December holidays within the government. Revenues for the fourth quarter were $1,239,000, down from $2,013,000 in the previous quarter. At the end of December 1999, the Company's cash balance was approximately $28,000 and a majority of the balance of vendor payables were past due.

      On January 10, 2000, the investment partnership which had entered into a letter of intent with the Company notified the Company that it declined to proceed with the transaction. With no other interest from investors and with no then current interest from potential acquirers, the Board of Directors met on January 13, 2000 and authorized management to begin the process of filing for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

                                       12.

      On Friday, January 14, 2000, Oak Tree informed management that TAB had expressed an interest in acquiring the Company. A telephone meeting was arranged for that same evening, between senior management of TAB and the Company, as well as representatives of Oak Tree. In that meeting, TAB was advised that the Company's Board had authorized initiating Chapter 11 proceedings and that if TAB was going to make a proposal before the filing, it would need to be made within days. Management of both companies then agreed to meet in San Antonio on Monday, January 17, 2000 for further discussions.

      On Monday, January 17, 2000, representatives of TAB and the Company met in the Company's operations center in San Antonio and reviewed key strategic, operating and financial elements of the Company. On Tuesday, January 18, 2000, TAB made a proposal to the Company that included interim funding that would eliminate the need to proceed with the bankruptcy filing as planned. TAB and the Company signed a non-binding letter of intent for the purchase of certain operating assets and the assumption of certain operating liabilities on January 26, 2000.

      Management of the Company supported TAB's due diligence review and analysis beginning in late January 2000, in San Antonio, Texas. Thereafter, TAB management visited the Company's headquarters in Malvern, Pennsylvania; and TAB and senior management of the Company met in the Company's Vienna, Virginia sales office, for a review of the sales and marketing functions and for introductions to the Company's major customers.

      During the weeks that followed, representatives of TAB and the Company negotiated and drafted the Agreement. In early March 2000, the Boards of Directors of both TAB and the Company approved the Agreement, which was formally executed on March 8, 2000.

THE COMPANY'S REASONS FOR THE PROPOSED SALE; RECOMMENDATION OF THE BOARD OF DIRECTORS

      As described above, the decision of the Company's Board to unanimously approve and recommend the proposed asset sale to stockholders followed months of efforts to develop and sustain a financial rehabilitation of the Company. In making its recommendation to the stockholders of the Company, the Board considered a number of factors, including those noted immediately below, which were determined by the Board to favor a decision to consummate the proposed transaction:

            (i) The current financial condition and future prospects for the Company, which potentially involved the filing of a Chapter 11 reorganization proceeding;

            (ii) The opportunity to realize value for the shareholders of the Company, in the absence of a Chapter 11 reorganization or a Chapter 7 liquidation proceeding;

            (iii) The price and terms of the proposed asset sale;

                                       13.

            (iv) The advantages of selling the assets in a negotiated, arms-length transaction to TAB, after a survey of proposed alternatives, which principal advantages include the avoidance of instability among employees and customers, the generally shorter time needed to effect a negotiated transaction, and TAB's ability to effect the asset sale without a financing contingency; and

            (v) The fact that no other offers to acquire the assets, or the stock of the Company had been received by the Company.

      The Company's Board of Directors unanimously concurred that the asset sale was in the best interests of the stockholders of the Company.

INTEREST OF CERTAIN PERSONS IN THE PROPOSED SALE

      The proposed sale is not conditioned upon any employment arrangements between TAB and the current executive officers of the Company, except for Michael Mooney, the Company's Senior Vice President, Sales. However, certain officers of the Company who will not be employed by TAB, Douglas P. Gill, Warren
D. Barratt, Michael Nunley and Mark G. Hardin, are to receive payments from the Company in settlement of Company obligations under the respective employment agreement with each officer in the total amount of $397,445, upon the closing of the proposed sale. This amount includes $276,116 which represents thirty percent (30%) of the amounts these officers would be entitled to receive as severance under their respective employment contracts with the Company. In addition, these officers will be paid an aggregate of $121,329 for unpaid wages and accrued vacation through the projected closing date of the TAB transaction. Two-thirds of the $397,445 total payment, or $264,964, would be paid at closing of the sale, with the balance to be paid at the termination of a six-month escrow period described in the Agreement.

      Additionally, the total sum of $325,000 is to be paid to two (2) directors of the Company, Messrs. Edward Gistaro and Chauncey Schmidt, out of proceeds of the asset sale. This amount represents the principal balance only of the amount these directors loaned to the Company, on an interim basis, in September 1999. These directors have waived all interest payable on these loans, and agreed to cancel any warrants for the purchase of common stock issued in connection with their advance of monies to the Company. Exercise of the warrants would substantially dilute ownership of the Company's current stockholders. Again, as with the executive officers described above, these directors would receive two-thirds of the total amount at closing of the asset sale, and the remainder at the conclusion of a six-month escrow period.

      Finally, Mr. Alan Hobgood, former President of the Company, is to receive $106,115 out of the proceeds of the sale, in full and final payment of the Company's obligations under a buyout of his employment contract in 1998 and consulting agreement with the Company. This amount represents $17,500 in past due amounts payable, and thirty percent (30%) of the balance due Mr. Hobgood under the buyout agreement. Mr. Hobgood would be paid two-thirds of this amount at closing of the sale, and the balance at the termination of the escrow period.

                                       14.

      Except as set forth above, no other director or officer shall receive any payment of proceeds of the asset sale. The directors of the Company have waived any payment of accrued but unpaid director's fees or other compensation.

REGULATORY APPROVALS

      Consummation of the Agreement requires regulatory approvals relating to government contracts to be assumed by TAB, and federal filings required under applicable U. S. securities laws in connection with this Proxy Statement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      THIS SECTION IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY FROM THE PROPOSED SALE. EXCEPT WHERE SPECIFICALLY NOTED, THIS SUMMARY DOES NOT APPLY TO STATE OR LOCAL TAXES. THE SUMMARY IS BASED UPON THE COMPANY'S UNDERSTANDING OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, JUDICIAL DECISIONS, UNITED STATES TREASURY DEPARTMENT REGULATIONS PROMULGATED THEREUNDER, ADMINISTRATIVE RULINGS OF THE UNITED STATES TREASURY DEPARTMENT, AND OTHER INTERPRETATIONS THEREOF, ANY OF WHICH COULD BE CHANGED AT ANY TIME. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE NOR HAS ANY OPINION BEEN OBTAINED FROM TAX ADVISORS WITH RESPECT TO ANY CONSEQUENCES RESULTING FROM THE PROPOSED SALE. THIS IS NOT INTENDED, NOR SHOULD IT BE CONSIDERED AS TAX ADVICE. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE CORRECT TAX TREATMENT AND REPORTING OF ANY DISTRIBUTIONS.

      The Company believes that the proposed sale will have federal income tax consequences to the Company's stockholders, if as is intended the Company makes distributions of sale proceeds. The Company believes that its stockholders will recognize a capital gain or loss in connection with any distributions made by the Company, because the Company shall be engaged in a liquidation. If, as planned, the Company completes all intended distributions within the current year, stockholders should be able to calculate and report the gain or loss (capital gain or loss to most stockholders measured by the distrubtions less the tax basis) on the liquidation of their stock. The Company intends to use its best efforts to completely liquidate or resolve it's corporate affairs by December 31, 2000. If the Company is unable to complete distributions before December 31, 2000, the current year distributions are still reported as proceeds, offset to the extent of a stockholder's tax basis in his stock. Any excess of proceeds is reportable as gain but any remaining tax basis is not deductible until all distributions have been made in subsequent years. However, the Company can offer no assurance to any party that this treatment shall be recognized by the Internal Revenue Service, and all stockholders are cautioned, and should consult their own tax advisors concerning their individual tax consequence of the Compmany's distribution.

      Upon consummation of the proposed sale, the Company will recognize taxable income in an amount equal to the excess of (i) the sum of the cash sale proceeds and the assumed liabilities, over (ii) the sum of the Company's tax basis in the purchased assets and the Company's expenses associated with the sale. The Company's taxable income may be increased or decreased depending on certain post-closing adjustments. The Company estimates that its federal and state tax liabilities in fiscal year 2000 relating to the proposed sale will be approximately $100,000.

ACCOUNTING TREATMENT

      For financial reporting purposes, the proposed transaction would result in the sale of substantially all of the Company's operating assets and the assumption by TAB of substantially all of the Company's operating liabilities. After satisfaction of the Company's other nonassumed liabilities, including payments for the settlement of the Company's obligations under certain employment agreements, repayments of loans from directors and satisfaction of obligations under corporate operating leases, it is anticipated that the Company's only significant remaining asset would be cash. The Company anticipates that any partial or complete distribution of the cash remaining, if any, would be accounted for as a reduction of the Company's stockholders' equity (deficit).

                                       15.

EXPENSES AND OTHER FEES

      TAB and the Company will bear their own respective expenses in respect of the proposed sale, whether or not it is ultimately consummated.

                     SUMMARY OF THE ASSET PURCHASE AGREEMENT

      The following is a summary of certain key provisions of the Asset Purchase Agreement (the "Agreement") between TAB and the Company:

      THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE AGREEMENT, A COPY OF WHICH IS INCORPORATED HEREIN BY REFERENCE. THE TERMS NOT OTHERWISE DEFINED IN THIS SUMMARY OR ELSEWHERE IN THIS PROXY STATEMENT HAVE THE MEANING SET FORTH IN THE AGREEMENT. ALL STOCKHOLDERS ARE CAUTIONED AND URGED TO CAREFULLY READ THE AGREEMENT IN ITS ENTIRETY.

      PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES. Pursuant to the terms and conditions set forth in the agreement, on the closing date, Docucon will sell, assign, transfer, convey and deliver to TAB or its designated subsidiary, all of Docucon's right, title and interest in and to certain assets of the Company, free and clear of all encumbrances except for certain permitted encumbrances. As defined in the Agreement, the term "Assets" means collectively, all right, title and interest in and to all assets, properties, rights and claims owned or primarily employed or held for the use in the conduct of the business by Docucon, including the following Assets: business (goodwill), inventory, assumed contracts, intellectual property, tangible assets, business records, prepaid expenses, permits, accounts receivable, intangibles, investments, cash, telephone, fax numbers, and websites. However, it should be noted that certain accounts receivables; certain prepaid items and deposits, and certain property and equipment, are assets excluded from the sale, and thus will not be purchased by TAB.

      The terms and conditions of the Agreement also provide for the assumption of certain operating liabilities by TAB. This includes any liabilities arising after the closing date other than those arising from tort, infringement or violation of law by Docucon and any liability arising from any performance, payment, breach or default of any assumed contract to the extent such act occurred prior to the closing date. The liabilities assumed by TAB also include accounts payable and additional business liabilities including certain government contracts. The Agreement also excludes certain liabilities which TAB will not assume. Except as specifically itemized as an assumed liability, these excluded liabilities include any liability arising as a result of any legal or equitable action against Docucon arising out of facts occurring prior to the closing date; any liability of Docucon for unpaid taxes; any liability of Docucon arising from its representations, warranties, agreements, covenants, or indemnities related to the performance of the Agreement; any liability associated with Docucon's employee plans; any fees or expenses incurred by Docucon for services performed relating to this Agreement; and any liability of Docucon not related to the purchased assets specifically.

                                       16.

      In conjunction with this pending transaction, TAB has agreed to provide interim financing to the Company which will be credited to the purchase price. This interim financing is in the form of secured promissory notes which are secured by a second priority interest in substantially all of the Company's assets. As of April 6, 2000, TAB has provided $825,000 in interim financing. As of the projected date of Closing under the Agreement, the Company projects that cumulative interim funding provided by TAB shall amount to between $825,000 and $1,100,000.

      PURCHASE PRICE. The aggregate consideration for the purchase of assets of Docucon shall be (i) the assumption of the assumed liabilities as stated above,
(ii) the net book value of the operating assets acquired at closing, and (iii) $1,900,000 in cash less the amount of any interim funding by TAB. At closing, TAB may also deduct from the cash payment any taxes required to be withheld and any amount paid by TAB for the account of Docucon. On or before the closing date, Docucon intends to establish an escrow for the benefit of creditors for the payment of certain excluded liabilities. Thereafter, the escrow agent or Docucon shall timely pay, perform, discharge and/or settle (i) all excluded liabilities and any other liability of Docucon which is not an assumed liability, in all material respects, and (ii) all covenants and obligations of the Agreement.

      PURCHASE PRICE ADJUSTMENT: As soon as possible, but in any event on or before the 30th day after closing, Docucon shall prepare and deliver to TAB a statement and supporting schedules setting forth in detail a calculation of closing net asset values as of the closing date. TAB and its auditors and/or other representative shall be provided with the opportunity to review the closing statement. The closing statement, subject to any adjustments agreed to by TAB and Docucon, shall be used for determining any post-closing adjustments to the initial purchase price unless either party provides the other with a notice of dispute within 15 days of receipt of the statement. If the closing statement is accepted in the form as presented, it shall be used to adjust the initial purchase price in the manner set forth below.

      PURCHASE PRICE ADJUSTMENT: If the closing net assets value is less than the amount shown on Schedule 1.47 delivered at closing, Docucon (through the trust) shall pay TAB an amount equal to the difference. If the closing net assets value is greater than the amount shown on Schedule 1.47 delivered at closing, TAB shall pay Docucon an amount equal to the difference.

      THE CLOSING: The consummation of the Agreement will take place at the offices of TAB's counsel in Palo Alto, California, five (5) days following the satisfaction of all conditions of the Agreement.

      REPRESENTATION AND WARRANTIES: The Agreement contains various representations and warranties of the Company including, among others, representations and warranties related to: corporate organization and similar corporate matters; authorization and enforceability; subsidiaries; title to assets; inventories; litigation and claims pending; compliance with laws and regulations; validity of financial statements; absence of certain changes or events since December 31, 1999; title to intellectual properties; contracts and agreements; facilities; insurance; accounts receivable; warranty obligations; business records; environmental matters;

                                       17.

taxes; employment benefit plans and other employee matters; compliance with law and accuracy of material facts and other information delivered to TAB.

      The Agreement also contains various representations and warranties of TAB including, among others, representations and warranties related to corporate organizations and similar corporate matters; authorization and enforceability; no violation of existing agreements; and compliance with other instruments and laws.

      PRE-CLOSING COVENANTS OF DOCUCON: In addition to those representations and warranties listed above Docucon has agreed to the following covenants pending closing: (i) Docucon will promptly notify TAB of any event of subsequent date that would render any representation or warranty listed above untrue or inaccurate in any material respect; (ii) Docucon will also notify TAB of any material adverse change in assets or the assumed liabilities, intellectual property or the financial condition of Docucon's business. Docucon has also agreed to conduct the business in the ordinary course consistent with past practices and will use reasonable commercial efforts to retain, protect and preserve the assets and intellectual property of the business, including Docucon's relationship with its consultants, independent contractors, licensers, suppliers, vendors, representatives, distributors, and other customers all in the ordinary course of business. Furthermore, until the closing, Docucon will allow representatives of TAB reasonable access upon reasonable notice to business records and facilities relating to the assets. Docucon shall use reasonable commercial efforts to obtain any and all consents necessary for the effective assignment of all the contracts to be assumed by TAB.

      Docucon has agreed that it will not directly or indirectly nor will it authorize or permit any affiliate or representative to solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any actions that could reasonably be expected to lead to an acquisition proposal. Docucon shall not furnish any information to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal or engage in discussions or negotiations with any person with respect to any acquisition proposal. Docucon shall not approve, endorse or recommend any acquisition proposal or enter into any letter or similar document or contract contemplating or otherwise relating to any acquisition; provided, under certain limited circumstances, Docucon may consider another proposal when the fiduciary duty of the Board of Directors would so require.

      MUTUAL COVENANTS. Both Docucon and TAB have agreed to (i) take all action and do all things necessary in order to consummate and make effective the proposed sale; (ii) continue the enforceability and effect of the confidentiality agreement entered into by the parties; (iii) make all necessary filings with respect to the acquisition in the Securities Act, the Exchange Act and applicable blue sky or similar securities laws; (iv) make pre-merger notification or other appropriate fillings with federal state or local government bodies or applicable foreign government agencies; (iv) obtain all consents, waivers, approvals and authorization orders required in connection with the authorization and execution of the Agreement; (v) to cooperate and provide information necessary to the preparation of all documents, agreements, tax returns, and other instruments prior to the closing date and; (vi) use their respective reasonable

                                       18.

commercial efforts to carry out the communications plan to their respective customers, suppliers, employees, investors and strategic partners concerning the purchase.

      CONDITIONS TO CLOSING: The respective obligation of parties to the Agreement are subject to satisfaction of the following conditions; (i) no order shall have been entered and not vacated by a court or administrative agency of competent jurisdiction which enjoins or restrains the acquisition; (ii) all permits, authorizations, approvals and orders shall have been obtained and be in full force in effect at the date of closing; (iii) there shall be no litigation pending or threatened by any governmental entity in which an injunction is or may be sought against the transaction or acquisition or in which the relief sought against any party to the Agreement as a result of the Agreement and in which in good faith and judgment of the Board of Directors of either party such adverse party has the probability of prevailing and such relief would have a material adverse effect on such party; (iv) the Agreement and transaction contemplated thereby shall be approved by the stockholders of Docucon.

      CONDITIONS TO OBLIGATIONS OF DOCUCON. The obligation of Docucon to effect the transaction to be performed by it at closing are subject to satisfaction of the following: All representations and warranties of TAB shall be true and correct in all material respects. All terms, covenants, and conditions of the Agreement shall have been duly complied with and performed in all material respects. TAB shall have delivered the initial purchase price in accordance with the Agreement. TAB shall have executed and delivered to Docucon each of the ancillary agreements including an escrow agreement.


      CONDITIONS TO OBLIGATIONS OF TAB. The obligation of TAB to effect the transaction is subject to the satisfaction at or prior to closing, of the following additional conditions: (i) all representation and warranties shall be true and correct in all material respects; (ii) all terms, covenants and conditions of the Agreement shall be complied with at or before closing; (iii) any and all required consents from third parties shall be obtained; (iv) Silicon Valley Bank shall have consented to the transaction; (v) there shall be no material adverse change relating to any assumed liability, the assets or the business; (iv) Docucon shall have executed and delivered any and all ancillary agreements to the transaction including the escrow agreement; (v) Docucon shall have obtained an effective novation of all government contracts; (vi) Docucon shall have delivered to TAB audited balance sheets pertaining to the Company as of December 31, 1998 and December 31, 1999; (vii) Docucon shall deliver to TAB at least five (5) days prior to closing a pro forma balance sheet as of the most recent calendar month prior to the date of the closing; (viii) Docucon shall deliver an Opinion of Counsel to TAB in the form set forth in Exhibit B of the Agreement; (ix) as of closing date all the key employees and at least 80 percent of Docucon's employees employed by Docucon who are not key employees shall be Docucon's employees and shall have accepted written offers of employment extended by TAB at substantially equal pay rates and pursuant to TAB's usual benefit package; and (x) a trust shall be established in accordance with the Agreement. An offer of employment shall be made by TAB to Docucon employees employed by the business. Docucon has agreed to use its best efforts to retain employees employed by Docucon including key employees, and shall notify TAB promptly if any Docucon employee submits a resignation to terminate employment or terminates employment prior to closing.

                                       19.

      POST-CLOSING MATTERS: Docucon shall be solely responsible for filing all tax returns with respect to its employment of any and all employees through the closing date. Docucon has agreed to indemnify and hold TAB harmless from any and all liabilities with respect to termination of employment of any employee on or before the closing date. Furthermore, Docucon shall be liable for claims filed with respect to any employee of Docucon eligible for coverage reimbursement and benefits under Docucon's employee plans. It is understood and agreed by both parties that TAB is not under any obligation to employ any current or future employee of Docucon.

      Under the Agreement, effective as of the closing date TAB has agreed to pay, perform and/or otherwise discharge the assumed liabilities in a timely manner.

      TERMINATION: The agreement may be terminated prior to closing either before or after approval of Docucon's stockholders by (i) mutual written consent of both parties; (ii) if the closing shall not have occurred by June 30, 2000;
(iii) if a government entity and a court of competent jurisdiction has a final and non-appealable order, decree or ruling permanently restraining or enjoining the sale; (iv) by either party should Docucon stockholders not elect to approve the Agreement; (v) by TAB if the representations and warranties by Docucon prove to be inaccurate; (vi) by Docucon if the representation and warranties by TAB prove to be inaccurate; (vii) by TAB if since the date of the Agreement a material adverse effect has occurred as to the business, assets or the assumed liabilities.

      EFFECT OF TERMINATION: In the event of any termination of the Agreement, the proposed sale shall be abandoned and there shall be no liability for either party except for the material breach of any representation, warranty, or covenant that is within the control of the party in breach. All fees and expenses incurred in connection with the Agreement and the transaction contemplated thereby shall be paid by the party incurring such expenses.

      SURVIVAL OF REPRESENTATIONS AND WARRANTIES: The representation and warranties made by the parties to the Agreement shall survive the closing of the Agreement and continue in full force and effect until the first anniversary of the closing date.

      INDEMNIFICATION: Docucon has agreed to indemnity, defend and hold harmless TAB its stockholders, officers, directors, employees, attorneys, all subsidiaries and affiliates of TAB, and their respective officers, directors, employees, and attorneys of such entities from and against any and all losses, asserted against, relating to, imposed upon, or incurred by TAB by reason of the following (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Docucon; (ii) the breach or non-performance of any covenant or agreement of Docucon contained or made pursuant to the agreement;
(iii) any losses arising out of any oral contract to which Docucon is a party and not disclosed to TAB; (iv) any excluded liability; (v) any breach of Docucon of the Agreement. The foregoing indemnity obligations are limited in the aggregate amount of $250,000.

      ESCROW FUND: At the closing, $250,000 shall be deposited with Bank of America, such deposit to constitute the escrow fund and to be governed by the terms of the escrow agreement attached as Exhibit A to the agreement. The escrow fund shall be available to compensate TAB

                                       20.

pursuant to the indemnification obligation of Docucon. The escrow period shall terminate six months after closing, and the balance of the funds net of any pending claims shall be distributed to Docucon.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

      The Board of Directors of the Company believes that the proposed sale is in the best interests of the Company and its stockholders. Accordingly, the Board of Directors has unanimously approved the proposed sale and unanimously recommends that the Company's stockholders vote FOR the approval of the proposed sale.

                            PRO FORMA FINANCIAL DATA

      The following unaudited pro forma financial statement of operations for the year ended December 31, 1999 reflects the historical accounts of the Company for the period, adjusted to give pro forma effect to the proposed transaction as if the transaction had occurred as of January 1, 1999.

      The following unaudited pro forma consolidated balance sheet as of December 31, 1999 reflects the historical accounts of the Company as of that date adjusted to give pro forma effect to the proposed transaction as if the transaction had occurred as of December 31, 1999.

      The pro forma financial data and accompanying notes should be read in conjunction with the description and background of the proposed transaction contained in this Proxy Statement and the Financial Statements and related notes included in the Company's 1999 Annual Report on Form 10-KSB previously filed with the Commission, a copy of which accompanies this Proxy Statement. The Company believes that the assumptions used in the following pro forma statement of operations and balance sheet provide a reasonable basis on which to present the pro forma financial data. The pro forma financial data is provided for informational purposes only and should not be construed to be indicative of the Company's financial condition or results of operations had the proposed transaction been consummated on the dates assumed and are not intended to project the Company's financial condition on any future date or results of operations for any future period.

                                       21.

                        UNAUDITED PRO FORMA BALANCE SHEET
                              DOCUCON, INCORPORATED
                             AS OF DECEMBER 31, 1999


                                                                                   PRO FORMA
                                                              HISTORICAL           ADJUSTMENTS               PRO FORMA
                                                             ------------         ------------              ------------
                                                       ASSETS
CURRENT ASSETS:
     Cash and cash equivalents .........................     $     28,835         $  3,047,471 (1)(2)       $3,076,306 (9)
     Accounts receivable, net ..........................          992,243             (992,243)(1)                --
     Unbilled revenues .................................          523,014             (523,014)(1)                --
     Other receivables .................................            3,876               (3,876)(1)                --
     Prepaid expenses and other ........................          183,530             (117,351)(1)                66,179
                                                             ------------         ------------              ------------
          Total current assets .........................        1,731,498            1,410,987                 3,142,485
                                                             ------------         ------------              ------------
PROPERTY AND EQUIPMENT:
     Conversion systems ................................        5,132,390           (5,076,300)(1)                56,090
     Furniture and fixtures ............................          254,907             (143,750)(1)               111,157
     Leasehold improvements ............................           55,047              (28,367)(1)                26,680
                                                             ------------         ------------              ------------
          Total property and equipment .................        5,442,344           (5,248,417)                  193,927
     Less - Accumulated depreciation and amortization...        4,980,000           (4,907,039)(1)                72,961
                                                             ------------         ------------              ------------
          Net property and equipment ...................          462,344             (341,378)                  120,966
                                                             ------------         ------------              ------------
OTHER ASSETS, net ......................................           27,300              (17,647)(1)                 9,653
                                                             ------------         ------------              ------------
          Total assets .................................     $  2,221,142         $  1,051,962              $  3,273,104
                                                             ============         ============              ============

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
     Accounts payable ..................................     $  1,385,635         $ (1,237,469)(1)          $    148,166
     Accrued liabilities ...............................        1,186,682             (859,959)(1)               326,723
     Other current liabilities .........................           45,886              865,674                   911,560
     Current maturities of capital lease obligations               55,727              (32,646)(1)                23,081
     Secured indebtedness ..............................          899,004             (899,004)(1)                --
     Related-party notes, net of unamortized discount             254,335               70,665 (5)               325,000
                                                             ------------         ------------              ------------
          Total current liabilities ....................        3,827,269           (2,092,739)                1,734,530
                                                             ------------         ------------              ------------
CAPITAL LEASE OBLIGATIONS ..............................           75,202              (75,202)(1)                --
                                                             ------------         ------------              ------------
OTHER LONG-TERM OBLIGATIONS ............................          226,310             (226,310)(6)                --
                                                             ------------         ------------              ------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
     Preferred stock ...................................                7                 --                           7
     Common stock ......................................           35,088                 --                      35,088
     Additional paid-in capital ........................       10,209,903              (85,312)(7)            10,124,591
     Accumulated deficit ...............................      (12,148,401)           3,531,525 (8)            (8,616,876)
     Treasury stock ....................................           (4,236)                --                      (4,236)
                                                             ------------         ------------              ------------
          Total stockholders' equity
            (deficit) ..................................       (1,907,639)           3,446,213                 1,538,574
                                                             ------------         ------------              ------------
          Total liabilities and stockholders'
            equity (deficit) ...........................     $  2,221,142         $  1,051,962              $  3,273,104
                                                             ============         ============              ============

           See accompanying notes to unaudited pro forma balance sheet

                                       22.

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET


(1) Reflects the elimination of assets and liabilities relating to and resulting from the proposed sale of substantially all of the operating assets and assumption of substantially all of the operating liabilities of the Company.

(2) Reflects the net cash proceeds of the transaction of $1,900,000 plus an additional amount of cash equal to the net assets of the Company acquired as if the proposed transaction had occurred as of December 31, 1999 ($1,166,306). See also Note 9 below.

(3) Reflects adjustments to other current liabilities relating to and resulting from the proposed transaction including (i) accrual relating to settlement of obligations under employment agreements with certain officers of the Company (see "Interest of Certain Persons in the Proposed Sale") ($276,116), (ii) accrual of cumulative undeclared dividends on preferred stock that are expected to be declared and distributed subsequent to the closing of the proposed transaction ($179,000), (iii) accrual of the estimated buy-out of the Company's operating lease for its headquarters office ($129,000), (iv) a net reduction, after reclassification of related long-term portion to current liabilities, of the Company's obligation under a 1998 buyout of the employment contract of and related consulting agreement with the Company's former President ($166,081), and (v) accrual of estimated taxes, professional fees and transaction costs relating to the proposed transaction ($250,000).

(4) Reflects reclassification of capital lease obligation of $13,257 from long-term to current.

(5) Reflects a net adjustment to related-party notes to eliminate the unamortized discount relating to warrants issued in conjunction with the related party notes that will be cancelled as a result of the proposed transaction and to restate the balance at the amount expected to be paid subsequent to the closing of the proposed transaction (see "Interests of Certain Persons in the Proposed Sale").

(6) Reflects a reclassification to current liabilities of the long-term portion of the Company's obligation under a 1998 buyout of the employment contract of and consulting agreement with the former President of the Company.

(7) Reflects elimination of warrants that will be cancelled concurrent with the closing of the proposed transaction (see "Interests of Certain Persons in the Proposed Sale").

(8) Reflects the estimated net gain for financial statement purposes from the proposed transaction, net of estimated taxes, professional fees and transaction costs.

(9) The pro forma balance of cash and cash equivalents as of December 31, 1999 does not reflect the effect of the estimated interim financing of between $850,000-$1,100,000 that the Company expects to receive from TAB for the period between January 1, 2000 and the projected closing date of the proposed transaction. The net cash proceeds from the proposed transaction will be reduced by such interim financing (see "Summary of The Asset Purchase Agreement").

                                       23.

                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                              DOCUCON, INCORPORATED
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                         PRO FORMA
                                                                   HISTORICAL           ADJUSTMENTS              PRO FORMA
                                                                   -----------          -----------             -----------
OPERATING REVENUES .............................................   $ 5,716,520          $(5,716,520)            $      --
                                                                   -----------          -----------             -----------
COSTS AND EXPENSES
     Production ................................................     4,969,905           (4,969,905)(1)                --
     Research and development ..................................       377,050             (377,050)(1)                --
     General and administrative ................................     2,079,124             (382,980)(1)           1,696,144
     Marketing .................................................     1,503,806           (1,503,806)(1)                --
     Depreciation and amortization .............................       277,115             (255,023)(1)              22,092
                                                                   -----------          -----------             -----------
                       Total costs and expenses ................     9,207,000           (7,488,764)              1,718,236
                                                                   -----------          -----------             -----------
OPERATING INCOME (LOSS) ........................................    (3,490,480)           1,772,244              (1,718,236)

OTHER INCOME (EXPENSE)
     Interest expense ..........................................      (188,547)             129,466(2)              (59,081)
     Interest income ...........................................        31,452                 --                    31,452
     Other, net ................................................        80,747                 --                    80,747
                                                                   -----------          -----------             -----------
NET LOSS .......................................................    (3,566,828)           1,901,710              (1,665,118)
                                                                   -----------          -----------             -----------
PREFERRED STOCK DIVIDEND REQUIREMENTS ..........................       (19,250)              19,250(3)                 --
                                                                   -----------          -----------             -----------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS .....................   $(3,586,078)         $ 1,920,960             $(1,665,118)
                                                                   ===========          ===========             ===========
BASIS AND DILUTED LOSS PER COMMON SHARE ........................   $     (1.06)                                 $     (0.48)
                                                                   ===========                                  ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING ...........     3,386,768               58,331(3)            3,445,099
                                                                   ===========          ===========             ===========

      See accompanying notes to unaudited pro forma statement of operations

                                       24.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS


(1) Reflects the elimination of revenues and expenses relating to the operations of the Company that are being sold in the proposed transaction.

(2) Reflects the elimination of interest expense relating to secured indebtedness that is being assumed in connection with the proposed transaction.

(3) Reflects elimination of preferred dividends not required upon the assumed conversion of the 7 remaining shares of Series A preferred stock into 58,331 shares of common stock as of January 1, 1999.

                                       25.

                               MANAGEMENT MATTERS

      There are no arrangements or understandings known to the Company between any of the Directors or executive officers of the Company and any other person pursuant to which any such person was elected as a Director or an executive officer, except the Employment Agreement between the Company and Mr. Gill, described under "Executive Compensation" in this Proxy Statement and the promissory notes described below. There are no family relationships between any Directors or executive officers of the Company. The Board of Directors of the Company held a total of five meetings in 1999.

      On September 29, 1999, Messrs. Gistaro and Schmidt, both Directors of the Company, loaned the Company an aggregate of $325,000. The promissory notes (the Notes), issued in conjunction with these loans, carry a 12 percent annual interest rate. Principal and interest on the Notes are payable on the earlier of
(i) September 28, 2000, or (ii) within 10 days of an equity-based financing (the Financing), as defined. In the event the principal and interest become payable as a result of a Financing, one-half of the then outstanding principal and accrued interest on the entire principal amount of the Notes are payable in cash to the Note holders and such Note holders will receive (i) a number of shares of Company securities, which shall be the same class issued in the Financing, calculated by dividing the remaining outstanding principal by the per share price of the securities issued in the Financing and/or (ii) a debt instrument of the same class issued in the Financing, the aggregate of such equity and/or debt securities equal to one-half of the outstanding principal amount of the Notes prior to the Financing. In conjunction with the Notes, the two Directors were issued an aggregate of 243,750 warrants to purchase common stock of the Company. Warrants to purchase 162,500 shares of common stock of the Company were granted in September 1999 and the remaining 81,250 were granted in December 1999 based upon the nonoccurrence of certain events. The warrants are exercisable for a period of five years from the September 29, 1999, issuance date of the warrants at a price equal to 75 percent of (i) in the event of a Financing, the common stock equivalent price per share of securities issued to the investor under such Financing or (ii) in the event of a sale of greater than 50 percent of the shares of common stock of the Company, the price per share for such shares of common stock. In the event that there is neither a Financing nor a sale of the Company, beginning on September 28, 2000, the warrant price shall be $0.50 per share. Mr. Gistaro and Mr. Schmidt have agreed to satisfaction of the Notes and cancellation of the Warrants, in connection with exchange for

                                       26.

repayment of only the principal balance of $325,000, as more fully described in Stockholder Proposal 2 above.

      The Board of Directors has an Executive Compensation Committee consisting of Messrs. Brown, Gistaro, Ireton, Schmidt and Schwartz, a Stock Option Committee consisting of Messrs. Gistaro, Ireton, Schmidt and Schwartz and an Audit Committee consisting of Messrs. Brown, Ireton, Schmidt and Schwartz. A Special Committee, consisting of Messrs. Brown, Ireton and Schwartz, was formed on January 25, 2000, to make recommendations to the Board of Directors regarding the use and disposition of proceeds from the TAB transaction and any other available funds or assets of the Company.

      The Executive Compensation Committee reviews the salaries, incentive compensation and other direct and indirect benefits for all Company officers, among other duties. During 1999, the Executive Compensation Committee held three meetings.

      The Stock Option Committee administers the Company's 1988 Stock Option Plan, 1998 Stock Option Plan and 1998 Executive Non-Statutory Plan. During 1999, the Stock Option Committee held three meetings and the Audit Committee held one meeting. The Company has no other standing audit, nominating or compensation committees of the Board of Directors.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, Directors and beneficial owners of more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no reports on Form 5 were required, the Company believes that for the period from January 1, 1999 through March 30, 2000, all officers, Directors and greater-than-10% beneficial owners complied with all Section 16(a) filing requirements applicable to them.

                              DIRECTOR COMPENSATION

      Each Director who is not also an officer of the Company ("non-employee Director") receives an annual retainer of $12,000 plus $2,000 or $1,000 for each meeting of the Board he attends which does or does not require travel to another city, respectively. No fee is paid for telephonic meetings of the Board. At the March 25, 1999 Board of Directors meeting, the Directors agreed to indefinitely defer payment of the annual retainer and per-meeting fees. At the June 17, 1999 Board of Directors meeting, the non-employee Directors agreed to receive an aggregate 96,667 shares of the Company's Common Stock as full payment for the non-employee Directors' aggregate 1998 and 1999 annual retainer and per-meeting fees payable through June 1999. At the March 21, 2000 Board of Directors meeting, the non-employee Directors agreed to

                                       26.

waive payment of the 2000 annual retainer and all 1999 and future per-meeting fees currently payable. Pursuant to the 1991 Directors Stock Option Plan, each non-employee Director receives options to purchase stock in accordance with the terms of that plan (see "1991 Director Non-Statutory Option Plan").

                             EXECUTIVE COMPENSATION

GENERAL

      The following table sets forth compensation earned by or awarded to the Chief Executive Officer and the named executive officers for all services rendered to the Company in 1999, 1998 and 1997.

                                       27.

                           SUMMARY COMPENSATION TABLE


                                  ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                           ------------------------------------ ----------------------  ALL
                                    BONUS/ANNUAL    OTHER       SECURITIES  LONG-TERM  OTHER
NAME AND PRINCIPAL                   INCENTIVE      ANNUAL      UNDERLYING  INCENTIVE COMPEN-
POSITION            YEAR   SALARY(1) AWARD(2)(3) COMPENSATION(4) OPTIONS(5)  PAYOUTS  SATION(6)
------------------  ----   --------  ----------  --------------  ---------  -------   --------
Douglas P. Gill     1999   $200,000   $ 10,407     $   --         71,920   $   --     $     20
 President and      1998    149,020     50,000         --        275,000       --           20
 Chief Executive
 Officer

Warren D. Barratt   1999    140,000      7,285         --        116,825       --           20
 Senior Vice        1998      5,385       --           --        100,000       --           20
 President
 Chief Financial
 Officer and
 Treasurer

Michael C. Mooney   1999    100,000       --           --         39,625       --       52,864
 Senior Vice        1998     61,918       --                      32,650       --       33,599
 President, Sales

Paul M. Nunley      1999    130,000      6,764         --         98,460       --           20
 Vice President,
 Operations
 and Technology

(1) During 1999, the executive officers listed in the table above, and others, elected to delay payment of a portion of their salaries. The total amount of the unpaid salary is $85,846 for the executive officers listed in the table above and it remains unpaid as of March 17, 2000.

(2) Messrs. Gill, Barratt and Nunley are each eligible to receive an annual bonus under his employment contract of up to 50% of his annual base salary, to be awarded at the discretion of the Board of Directors. For 1998, Mr. Gill was entitled to a bonus of 25% of his base salary. For 1999 Messrs. Gill, Barratt and Nunley were eligible to receive bonuses under the 1999 Bonus Plan for Senior Management, as approved by the Board of Directors, under which certain revenue, gross margin, operating profit and net income/loss targets must be met. During 1999, $24,456 was earned under this plan of which $20,962 remains unpaid at March 17, 2000.

(3) During 1999, as payment for his 1998 bonus Mr. Gill received $8,333 in cash and 55,556 shares of the Company's common stock that had a current market value of $41,667 on the date it was issued.

(4) Aggregate perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus listed above.

(5) In April 1998, Mr. Gill was awarded options to purchase 225,000 shares of the Company's common stock at an exercise price of $4.00 per share. In December 1998, the exercise price of these options was reset to $1.00 per share.

(6) Consists of premiums of $20 paid under the Company's group term life insurance program for Messrs. Gill, Barratt, Mooney and Nunley. Mr. Mooney is eligible to receive a sliding-scale commission under his employment contract of 1.00% to 2.00% of the total value of monthly invoices to federal government and related customers. He is also eligible to receive a commission of 0.5% of the value of monthly invoices to non-federal government and related customers.

                                       28.

                           STOCK OPTION GRANTS IN 1999

                                        INDIVIDUAL GRANTS
                      ----------------------------------------------------
                        NUMBER OF      % OF TOTAL
                        SECURITIES   OPTIONS GRANTED  EXERCISE
                        UNDERLYING     TO EMPLOYEES     PRICE   EXPIRATION
   NAME               OPTIONS GRANTED IN FISCAL YEAR  PER SHARE    DATE
   ----               --------------- --------------  --------- ----------
Douglas P. Gill .....      71,920          11.9%      $  1.00    7/30/09
Warren D. Barratt(1)      116,825          19.4%         1.00    7/30/09
Michael C. Mooney(2)       39,625           6.6%         1.00    7/30/09
Paul M. Nunley ......      73,460          12.2%         1.00    7/30/09
Paul M. Nunley ......      25,000           4.1%         1.00    1/11/09
Paul M. Nunley ......      75,000(3)       12.4%         1.00    1/11/06
--------

(1) In December 1998, Mr. Barratt was granted an option to purchase 25,000 shares of the Company's common stock with an exercise price of $0.875 per share and an expiration date of 12/18/08 under the 1998 Employee Stock Option Plan. Also in December 1998, Mr. Barratt was granted an option to purchase 75,000 shares of the Company's common stock with an exercise price of $0.875 per share and an expiration date of 12/20/05 under the 1998 Executive Non-Statutory Plan. These options vest immediately and become exercisable on 9/20/05. Exercisability of the options is accelerated in 4,167 share increments for each $2.00 per share incremental increase in the quoted market price per share of the Company's common stock above $1.00 per share. These shares represented 3.0% and 8.9%, respectively, of all options granted to employees during 1998.

(2) In June 1998, Mr. Mooney was granted an option to purchase 12,500 shares of the Company's common stock with an exercise price of $2.00 per share and an expiration date of 06/09/08 under the 1998 Employee Stock Option Plan. In July 1998, Mr. Mooney was granted an option to purchase 20,150 shares of the Company's common stock with an exercise price of $2.063 per share and an expiration date of 07/10/08 under the 1998 Employee Stock Option Plan. These shares represented 1.5% and 2.4%, respectively, of all options granted to employees during 1998.

(3) In January 1999, Mr. Nunley was granted an option to purchase 75,000 shares of the Company's common stock with an exercise price of $1.00 per share and an expiration date of 01/11/06 under the 1998 Executive Non-Statutory Plan. These options vest immediately and become exercisable on 10/11/05. Exercisability of the options is accelerated in 4,167 share increments for each $2.00 per share incremental increase in the quoted market price per share of the Company's common stock above $1.00 per share.


      STOCK OPTION EXERCISES IN 1999 AND OPTION VALUES AT DECEMBER 31, 1999


                     SHARES                                         VALUE OF UNEXERCISED
                    ACQUIRED        NUMBER OF UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
                       ON     VALUE     AT DECEMBER 31, 1999        AT DECEMBER 31, 1999
                             EXERCISE   --------------------        --------------------
NAME                         REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                -------- -------- ----------- ------------- ----------- -------------
Douglas P. Gill....    --       $--      50,000      296,920       $--          $--
Warren D. Barratt..    --       $--       8,334      208,491       $--          $--
Michael C. Mooney..    --       $--       5,432       66,843       $--          $--
Paul M. Nunley.....    --       $--        --        173,460       $--          $--

                                       29.

                           TEN-YEAR OPTION REPRICINGS

                          SECURITIES                                           LENGTH OF
                          UNDERLYING MARKET PRICE EXERCISE PRICE            ORIGINAL OPTION
                          NUMBER OF  OF STOCK AT   OF STOCK AT               TERM REMAINING
                           OPTIONS     TIME OF       TIME OF   NEW EXERCISE    AT DATE OF
     NAME          DATE    REPRICED   REPRICING     REPRICING     PRICE        REPRICING
     ----        -------- ---------- -----------  -------------  -------   -------------------
Douglas P. Gill  12/15/98  225,000     $1.00          $4.00       $1.00     6 years, 5 months


EMPLOYMENT AGREEMENTS

      The Company entered into an employment agreement with Mr. Douglas P. Gill on April 1, 1998, which carries a seven-year term. Pursuant to the terms of the agreement, Mr. Gill is to be paid $200,000 per annum, an auto allowance, and an annual performance bonus to be determined by the Board of Directors.

      The Company entered into employment agreements with Messrs. Michael C. Mooney, Senior Vice President, Sales; Warren D. Barratt, Senior Vice President, Chief Financial Officer and Treasurer; and Paul M. Nunley, Vice President, Operations and Technology, in May 1998, December 1998 and January 1999, respectively. Each of the agreements carries a three-year term and provides for a base salary and an annual performance bonus to be determined by the Board of Directors.

      Each of the agreements for Messrs. Gill, Mooney, Barratt and Nunley are terminable upon 30 days prior written notice by either the Company or the employee, or by the Company "for cause" at any time. Further, each agreement requires that the employee keep Company matters confidential, restricts the employee from being directly or indirectly involved with any entity in a business competitive with that of the Company for specified periods of time following the termination of the agreement, and provides for a severance payment to the employee in the event he is terminated by the Company without cause. The definition of termination without cause under each of the employee agreements includes a change of control of the Company and/or a sale of substantially all of the Company's assets.

                                       30.

STOCK OPTIONS

1988 STOCK OPTION PLAN

      The Company has a 1988 Stock Option Plan, currently covering an aggregate of 415,000 shares of Common Stock. The 1988 Stock Option Plan provides for the grant to officers, Directors and key employees of the Company of incentive stock options ("ISOs") intended to qualify under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code") and non-qualified stock options ("NQSOs"). The 1988 Stock Option Plan was approved by the stockholders of the Company on November 15, 1988. Amendments to the 1988 Stock Option Plan increasing the number of shares covered thereby were approved by the stockholders of the Company on April 21, 1989, May 14, 1991 May 7, 1992, and August 12, 1997. As of March 1, 2000, under the 1988 Stock Option Plan there were outstanding options to purchase 203,962 shares of the Company's Common Stock at prices ranging from $1.00 to $5.52 per share.

      Under the 1988 Stock Option Plan, which is administered by the Stock Option Committee of the Board of Directors, key employees may be granted options to purchase shares of the Company's Common Stock at 100% of fair market value on the date of grant (or 110% of fair market value in the case of an ISO granted to a 10% stockholder/grantee). The 1988 Stock Option Plan expired on October 31, 1998. Options granted under the 1988 Stock Option Plan must be exercised within ten years from the date of grant, vest at varying times, as determined by the Stock Option Committee, are nontransferable except by will or pursuant to the laws of descent and distribution, and are protected against dilution. All shares purchased upon exercise of any option must be paid in full at the time of purchase, in accordance with the terms set forth in the option. Such payment must be made in cash or through delivery of shares of Common Stock or a combination of cash and Common Stock, all as determined by the Stock Option Committee. The Stock Option Committee may determine other terms applicable to particular options. No one person may receive ISO options for which the aggregate fair market value (determined at the time each ISO is granted) of options exercisable for the first time during any calendar year exceeds $100,000.

1991 DIRECTOR NON-STATUTORY STOCK OPTION PLAN

      The Company also has a 1991 Director Non-Statutory Stock Option Plan (the "1991 Director Plan"), currently covering an aggregate of 210,000 shares of Common Stock. The 1991 Director Plan was approved by the stockholders of the Company on May 7, 1992 and provides for the grant of NQSOs to non-employee Directors of the Company. An amendment to increase the number of shares offered and reserved for the 1991 Director Plan was approved by the stockholders of the Company on June 9, 1998. As of March 1, 2000, there were outstanding under the 1991 Director Non-Statutory Stock Option Plan options to purchase 130,000 shares of the Company's Common Stock at prices ranging from $0.875 to $5.52 per share.

      Under the 1991 Director Plan, which is administered by the Board of Directors, non-employee Directors are granted options to purchase 10,000 shares of the Company's Common

                                       31.

Stock upon their initial election as Directors and 7,500 shares on the second anniversary date of such election at the then-current market price of such shares. One-third of the initial grant shall vest on each anniversary of the date of grant, and one-third of the second grant shall vest every six months after the date of grant. The 1991 Director Plan expires on February 10, 2001. Under an amendment to the 1991 Director Plan adopted by the Board of Directors in June 1998, each eligible Director will receive an additional annual grant of options covering 6,250 shares of Common Stock, commencing with the fiscal year of the Company immediately following the fiscal year in which all shares of Common Stock covered by the initial grant and the second grant described above are fully vested, and such annual grant will continue each fiscal year thereafter until options covering all shares reserved for issuance under the 1991 Director Plan have been granted. Options granted under the 1991 Director Plan must be exercised within ten years from the date of grant, are nontransferable except by will or pursuant to the laws of descent and distribution, are protected against dilution and expire within three months after termination of service as a Director of the Company, unless such termination is by reason of death or disability or for cause. All shares purchased upon exercise of any option must be paid in full at the time of purchase, in accordance with the terms set forth in the option. Such payment must be made in cash or through delivery of shares of Common Stock or a combination of cash and Common Stock. The 1991 Director Plan may be amended at any time by vote of the Board of Directors.

      During 1999, Messrs. Ralph Brown, Al Ireton, and Chauncey Schmidt, all Directors of the Company, were granted options covering 6,250 shares each of Common Stock at an exercise price of $0.875 per share. Messrs. Edward Gistaro and Robert Schwartz, both Directors of the Company, were each granted options covering 7,500 shares of Common Stock at an exercise price of $0.875, respectively. The exercise price per share of each such option was not less than the closing bid price of the Common Stock reported on The OTC Bulletin Board on the date of the grant.

1998 EMPLOYEE STOCK OPTION PLAN

      On April 1, 1998, the Company approved the 1998 Employee Stock Option Plan (the 1998 Employee Plan) with 187,500 shares of common stock reserved for issuance. The plan was amended effective July 30, 1999 to increase the number of shares reserved to 687,500. Unless terminated earlier by the Board of Directors, the 1998 Plan will terminate on March 31, 2008. The purpose of the plan is to supplement and replace the Company's 1988 Stock Option Plan (the 1988 Plan) which terminated on October 31, 1998. The 1998 Employee Plan provides for the grant to key employees of the Company of incentive stock options (ISOs) intended to qualify under Section 422(b) of the Internal Revenue Code and nonqualified stock options (NQSOs). As of March 1, 2000, under the 1998 Stock Option Plan there were outstanding options to purchase 582,221 shares of the Company's Common Stock at prices ranging from $0.750 to $2.063 per share.

                                       32.

      Under the 1998 Employee Plan, which is administered by the Stock Option Committee of the Board of Directors, key employees may be granted options to purchase shares of the Company's common stock at 100 percent of fair market value on the date of grant (or 110 percent of fair market value in the case of an ISO granted to a 10 percent stockholder/grantee). Options granted under the 1998 Employee Plan must be exercised within 10 years from the date of grant, vest at varying times as determined by the Stock Option Committee, are nontransferable except by will or pursuant to the laws of descent and distribution and expire within three months after termination of employment, unless such termination is by reason of death or disability or for cause. All shares purchased upon exercise of any option must be paid in full at the time of purchase, in accordance with the terms set forth on the option. Such payment must be made in cash or through delivery of shares of common stock or a combination of cash and common stock, all as determined by the Stock Option Committee. The Stock Option Committee may determine other terms applicable to particular options. The aggregate fair market value (determined at the time each ISO is granted) of the shares of common stock with respect to which ISOs issued to any one person under the 1998 Employee Plan are exercisable for the first time during any calendar year may not exceed $100,000.

      The 1998 Employee Plan may be amended at any time by a vote of the Board of Directors. However, no amendment made without approval of the stockholders of the Company may increase the total number of shares which may be issued under options granted pursuant to the 1998 Employee Plan, reduce the maximum exercise price or extend the latest date upon which options may be granted or change the class of employees eligible to receive the options.

1998 EXECUTIVE NON-STATUTORY PLAN

      In 1998, the Company approved the 1998 Executive Non-Statutory Plan (the 1998 NQSO Plan), covering 375,000 shares of common stock. Unless terminated earlier by the Board of Directors, the 1998 NQSO Plan will terminate on March 31, 2008. The 1998 NQSO Plan provides executives of the Company the added incentive of performance-based compensation and stock ownership through the grant of nonqualified stock options. The purpose of the plan is to stimulate the efforts of executive management to increase shareholder wealth by the performance of specific goals designed to increase shareholder wealth in the form of an increased market price of the Company's stock. As of March 1, 2000, under the 1998 Executive Non-Statutory Plan there were outstanding options to purchase 375,000 shares of the Company's Common Stock at prices ranging from $0.875 to $1.00 per share.

      Under the 1998 NQSO Plan, identified executives may be granted long-term options to purchase shares of the Company's common stock at a price specified on the date of the grant subject to certain acceleration rights upon attainment of specific goals. The 1998 NQSO Plan is administered by the Stock Option Committee. Options granted under the 1998 NQSO Plan will expire 10 years from the date of grant, vest immediately or at varying times as determined by the NQSO Committee, are nontransferable except by will or pursuant to the laws of descent and distribution. All shares purchased upon exercise of any option must be paid in full at the time of purchase, in accordance with the terms set forth on the option. Such payment must be made in cash or through delivery of shares of common stock or a combination of cash and common stock,

                                       33.

all as determined by the NQSO Committee. The NQSO Committee may determine other terms applicable to particular options. The 1998 NQSO Plan may be amended at any time by a vote of the Board of Directors.

EMPLOYEE STOCK PURCHASE PLAN

      The Company's 1993 Employee Stock Purchase Plan (the "Purchase Plan") was approved by the stockholders at the 1994 Annual Meeting of Stockholders and amended on August 12, 1997 and June 9, 1998. Under the Purchase Plan, eligible employees may elect to have up to 10% of their Base Pay (as defined) deducted and utilized for the purchase of Common Stock of the Company in annual or semiannual offerings to be made by the Company to eligible employees. The Company has reserved 350,000 shares of Common Stock for issuance pursuant to the Purchase Plan. The Company's stockholders approved an increase of 100,000 shares and an extension of the Purchase Plan until December 31, 2001 in June 1998. The Company issued 51,907 shares (plus 424 shares of treasury stock), 24,398 shares of treasury stock and 26,809 shares in December 1999, January 1999 and January 1998 pursuant to the Purchase Plan at purchase prices of $0.37, $0.77 and $3.40 per share, which represents 85% of the closing price on December 31, 1999, December 31,1998, and December 30, 1997, respectively. At March 1, 2000, 156,881 shares remain available for issuance.

      Under the Purchase Plan, the Company will make available in each year from January 1, 1994 through December 31, 2001 up to 50,000 shares of Common Stock. Such shares will be offered to participating employees in annual or semiannual offerings. Participating employees will be deemed to have been granted options to purchase Common Stock in each offering in an amount equal to the amount of their respective payroll deductions divided by 85% of the market value of the Common Stock of the Company on the applicable Offering Commencement Date. The option price shall be the lesser of 85% of the closing price of the Common Stock on the Offering Commencement Date (or the next preceding trading day) or 85% of the closing price of Common Stock on the Offering Termination Date (or the next preceding trading day). Unless a participating employee terminates participation as provided in the Purchase Plan, such employee shall be deemed to have exercised such option on the Offering Termination Date and shall be issued a corresponding number of shares of Common Stock.

      The Purchase Plan is administered by the Compensation Committee of the Board of Directors and will expire on December 31, 2001, unless sooner terminated or amended by the Board of Directors.

                                       34.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 1, 2000, by all persons known to the Company to own beneficially more than 5% of the Company's Common Stock.

                      NAME AND                 AMOUNT AND
                     ADDRESS OF                 NATURE OF           PERCENT
TITLE OF CLASS    BENEFICIAL OWNERS       BENEFICIAL OWNERSHIP     OF CLASS
------------------------------------------------------------------------------
Common Stock,     Edward P. Gistaro            377,219(1)           10.12
par value $.01    20 Valley Stream Parkway
per share         Suite 140
                  Malvern, PA 19355
------------------------------------------------------------------------------
(1) Includes 9,167 shares subject to currently exercisable stock options and 150,000 shares underlying a warrant to purchase Common Stock. The percentage of ownership is based on 3,726,265 shares outstanding.

            The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 1, 2000 (a) by each of the Company's Directors, (b) by the Company's Chief Executive Officer and the other named executive officers, and (c) by all Directors and executive officers as a group.

                                       35.

                      NAME AND                AMOUNT AND
                     ADDRESS OF                NATURE OF             PERCENT
TITLE OF CLASS    BENEFICIAL OWNER(1)    BENEFICIAL OWNERSHIP(2)   OF CLASS(3)
--------------------------------------------------------------------------------

Common Stock,     Edward P. Gistaro            377,219(4)           10.12
par value $.01    Douglas P. Gill              120,556(5)            3.33
per share         Ralph Brown                  102,108(6)            2.84
                  Al R. Ireton                  50,708(7)            1.41
                  Chauncey E. Schmidt          181,958(8)            4.93
                  Robert W. Schwartz            20,501(9)            0.57
                  Warren D. Barratt              8,334(10)           0.23
                  Paul M. Nunley                 8,334(10)           0.23
                  Michael C. Mooney             25,432(11)           0.71
                  All Directors and
                    executive officers
                    as a Group (9
                    persons including
                    the above)                 895,150(12)          22.47

--------------------
(1) The address for all persons named is 20 Valley Stream Parkway, Suite 140, Malvern, Pennsylvania 19355.

(2) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as otherwise indicated.

(3) Unless otherwise indicated below, the percentage of ownership is based upon 3,567,098 shares of Common Stock outstanding, which includes 58,331 shares of Common Stock into which outstanding shares of Preferred Stock are convertible and which the holders of the Preferred Stock are entitled to vote.

(4) Includes 9,167 shares subject to currently exercisable stock options and 150,000 shares underlying a warrant to purchase Common Stock. The percentage of ownership is based on 3,726,265 shares outstanding.

(5) Includes 50,000 shares subject to currently exercisable stock options. The percentage of ownership is based on 3,617,098 shares outstanding.

(6) Includes 26,875 shares subject to currently exercisable stock options. The percentage of ownership is based on 3,593,973 shares outstanding.

(7) Includes 29,375 shares subject to currently exercisable stock options. The percentage of ownership is based on 3,596,473 shares outstanding.

                                       36.

(8) Includes 29,375 shares subject to currently exercisable stock options and 93,750 shares underlying a warrant to purchase Common Stock. The percentage of ownership is based on 3,690,223 shares outstanding.

(9) Includes 5,834 shares subject to currently exercisable stock options. The percentage of ownership is based on 3,572,932 shares outstanding.

(10) Includes 8,334 shares subject to currently exercisable stock options. The percentage of ownership is based on 3,575,432 shares outstanding.

(11) Includes 5,432 shares subject to currently exercisable stock options. The percentage of ownership is based on 3,572,530 shares outstanding.

(12) Includes 172,726 shares subject to currently exercisable stock options and 243,750 shares underlying warrants to purchase Common Stock. The percentage of ownership is based on 3,983,574 shares outstanding.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      Arthur Andersen LLP was engaged by the Board of Directors of the Company as independent public accountants for the Company for the fiscal year 1999.

                              FINANCIAL STATEMENTS

      The Company's audited financial statements for the fiscal year ended December 31, 1999 and Management's Discussion and Analysis of Financial Condition and Results of Operations are incorporated herein by reference to the Company's 1999 Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission which is being mailed to stockholders with this Proxy Statement.

                                  OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

                                  SOLICITATION

 The cost of soliciting Proxies in the accompanying form will be borne by the Company. In addition to the solicitation of Proxies by the use of the mails, certain officers and associates (who will receive no compensation therefor in addition to their regular salaries) may be used to solicit Proxies personally and by telephone and telegraph. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the Proxy material to their principals and to request authority for the execution of Proxies. The Company will

                                       37.

reimburse such persons for their expenses in so doing. In addition, the Company has engaged MacKenzie Partners, Inc., New York, New York to assist in soliciting Proxies for a fee of approximately $10,000 plus reasonable out of pocket expenses.

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHOSE PROXY IS SOLICITED BY THE FOREGOING PROXY STATEMENT, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON ADDRESSED TO MR. RALPH BROWN, SECRETARY, DOCUCON, INCORPORATED, 20 VALLEYSTREAM PARKWAY, SUITE 140, MALVERN, PENNSYLVANIA 19355. SUCH A REQUEST FROM A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK MUST CONTAIN A GOOD-FAITH REPRESENTATION BY SUCH PERSON THAT, AS OF MARCH 24, 2000, HE WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK.

      Please SIGN and RETURN the enclosed Proxy promptly.

      By Order of the Board of Directors:

      RALPH BROWN
      Secretary

                                       38.

                              DOCUCON, INCORPORATED
               PROXY-ANNUAL MEETING OF STOCKHOLDERS- MAY 19, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints EDWARD P. GISTARO or DOUGLAS P. GILL or TIMOTHY
N. TUGGEY, and each of them, with several powers of substitution, proxies to vote the shares of Common Stock, par value $.01 per share of Docucon, Incorporated which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Docucon, Incorporated to be held at The Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania 19355 on Friday, May 19, 2000, at 9:30 a.m., E.D.T., and any adjournment thereof:

1.    Election of Directors:

      [ ] FOR all nominees listed below          [ ] WITHHOLD AUTHORITY
          (except as marked to the                   (to  vote for all
          contrary below)                            nominees listed below)

      INSTRUCTION: To withhold authority for any individual nominee, mark a line through the nominee's name in the list below.

      Ralph Brown                               Chaucey E. Schmidt
      Al R. Ireton                              Edward P. Gistaro
      Douglas P. Gill                           Robert W. Schwartz

2.    To approve the sale of substantially all of the operating assets.

      [ ] FOR           [ ] AGAINST                   [ ] ABSTAIN

3. In their discretion, to act upon any matters incidental to the foregoing and such other business as may properly come before the Annual Meeting, or any adjournment thereof.

      This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Item 1, above, but will NOT BE VOTED as to Item 2.

      Dated ________________, 2000      Signatures(s)_________________________

                                          ------------------------------------

                                          (Please sign exactly and as fully as
                                          your name appears on your stock
                                          certificate. If shares are held
                                          jointly, each stockholder should
                                          sign.)
                                          Print Name(s)________________________

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

                                       39.